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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by registrant / /

Filed by a party other than the registrant /x/           / /  Confidential,
                                                              for Use of the
                                                              Commission Only
Check the appropriate box:                                    (as permitted by
/ / Preliminary proxy statement                               Rule 14a-6(e)(2))

/ / Definitive proxy statement

/x/ Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                           RJR NABISCO HOLDINGS CORP.
                 ----------------------------------------------
                (Name of Registrant as Specified in its Charter)


                                BROOKE GROUP LTD.
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

                                 ---------------

Payment of filing fee (Check the appropriate box):

/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       (2) Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       (4) Proposed maximum aggregate value of transaction:
       (5) Total fee paid:

/x/ Fee paid previously with preliminary materials.

                                 ---------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid: ____________

(2)      Form, schedule or registration statement no.: _____________

(3)      Filing party: ____________________

(4)      Date filed: _________________

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
                               BROOKE GROUP LTD.
                                                         International Place
                                                         100 S.E. Second Street
                                                         Miami, Florida 33131


                                                                  March 20, 1996

                       NOW OR NEVER FOR A NABISCO SPINOFF

To Our Fellow RJR Nabisco Stockholders:

IT'S OFFICIAL: A MAJORITY OF THE RJR NABISCO STOCKHOLDERS ADOPTED OUR SPINOFF RESOLUTION DEMANDING AN IMMEDIATE SPINOFF OF NABISCO. The Company, however, still refuses to act, citing possible injunction threats from existing litigation. The incumbent Board has made it clear that it will not spin off Nabisco now. IF YOU WANT NABISCO SPUN OFF NOW -- INDEED, IF YOU WANT NABISCO SPUN OFF EVER -- THERE IS ONLY ONE WAY TO GET IT--VOTE FOR OUR SLATE.

By now you undoubtedly know about Brooke's comprehensive settlement of the tobacco litigation. Brooke's settlement addresses all of the injunction arguments raised by management and gives you a spinoff of Nabisco now. THE SETTLING PLAINTIFFS HAVE AGREED NOT TO SEEK AN INJUNCTION OF A NABISCO SPINOFF IF THE BROOKE GROUP NOMINEES ARE ELECTED. Nabisco can be spun off now. It does not matter whether the settlement agreement is eventually approved in court. It does not matter whether Liggett and RJR Nabisco ever merge. THERE ARE NO STRINGS ATTACHED TO A SPINOFF OF NABISCO.

Management, to protect itself, has generated rumors and misinformed you about the settlement. NO MERGER BETWEEN LIGGETT AND RJR NABISCO IS REQUIRED BY THE SETTLEMENT. NO MERGER CAN OR WILL BE EFFECTED WITHOUT STOCKHOLDER APPROVAL. NO MERGER IS NECESSARY FOR YOU TO GET THE SPINOFF.

As an RJR Nabisco stockholder, you are entitled to get Nabisco now. IF YOU DON'T VOTE FOR OUR SLATE YOU ARE GIVING UP A FREE PASS -- AND REJECTING THE SPINOFF.

WHY DID WE SETTLE?

     No one we've talked to believes that, in the present environment, the tobacco litigation will go away. We concluded that it was in our best interests -- and we think it is in the best interests of the entire tobacco industry -- to seek a responsible compromise.

     Our compromise forthrightly addresses concerns of the healthcare community about matters such as underage smoking and advertising to juveniles, while assuring that those who choose to smoke may continue to do so. We believe that our settlement with the class action plaintiffs and the Attorneys General offers an alternative economic model to that of ever escalating litigation costs and confrontation, which prevails elsewhere in the industry. Any sensible management would have sought such a settlement solution. IT TOOK SOMEONE WHO WAS NOT ENTOMBED IN THE RJR NABISCO BOARDROOM (OR DESTINED TO RETIRE UNDER ITS DIRECTOR PENSION PLAN) TO PROVIDE A CREATIVE SOLUTION TO THE LITIGATION THREAT, WHICH IS IN THE LONG-TERM FINANCIAL INTERESTS OF THE ENTIRE TOBACCO INDUSTRY.

     The settlement with the Attorneys General releases Brooke and Liggett from claims by five states, Florida, Louisiana, Massachusetts, Mississippi and West Virginia, which have filed tobacco-related Medicaid reimbursement suits. The settlement with the class action plaintiffs would release Brooke and Liggett from all current and future addiction based claims by a nationwide class of smokers. We have enclosed copies of Brooke's press releases describing these settlements. The tobacco industry's winning record before juries has been founded in great part on the public's appreciation of the voluntary nature of smoking. The addiction theory asserted by the federal government and the civil plaintiffs is meant to disprove this free choice notion. Our settlement covers the civil actions that arise or could arise out of all nicotine addiction claims.

     YOU MAY HAVE HEARD CRITICISM OF THE SETTLEMENT, that it will stir up additional litigation. The press reported recently that three more industry whistle-blowers are stirring industry-wide investigations about nicotine addiction, there are five ongoing Federal grand jury investigations, tarring the industry with what approaches outlaw status, and numerous senior industry executives have hired criminal defense counsel.* These are ongoing actions, which arose well before our settlements were announced. OUR SETTLEMENT DID NOT PRECIPITATE, AND DID NOT ADD TO, THE EXPOSURE PRESENTED BY THESE MATTERS.

     REMEMBER, THE SAME MANAGEMENT THAT CRITICIZES OUR SETTLEMENT AS UNNECESSARY BECAUSE THEY CLAIM THE TOBACCO LITIGATION IS RISK-FREE, TREMBLES AT THE IDEA OF AN IMMEDIATE SPINOFF BECAUSE OF LITIGATION THREATS . . . Such inconsistency does not trouble the management. It should trouble you. The settlement frees up Nabisco and ends the Company's paralysis. Considering the ongoing investigative zeal, WILL THERE EVER BE ANOTHER WINDOW OF OPPORTUNITY TO SPIN OFF NABISCO? NOW IS THE TIME.

     YOUR VOTE DOES NOT SPEAK TO OR ENCOURAGE ANY MERGER TRANSACTION. BROOKE'S SETTLEMENT DOES NOT REQUIRE A MERGER WITH RJR NABISCO. Your vote is solely for the election of a slate of directors that will effect an immediate spinoff of Nabisco. NO MERGER CAN OR WILL BE EFFECTED WITHOUT A SEPARATE VOTE OF THE RJR NABISCO STOCKHOLDERS.

MANAGEMENT'S UNIMPRESSIVE ACTIONS

     The Company recently announced that it was increasing the annual dividend to $1.85 per common share. It is important to remember that the Company has not increased the tobacco dividend by one cent -- it is just a pass-through from Nabisco. The Company has stated that the 35 cent increase in the dividend is equivalent to the amount of dividend income it currently receives from its ownership of Nabisco. THE COMPANY IS PROCLAIMING A DIVIDEND INCREASE BASED ON DIVIDENDS IT RECEIVES FROM NABISCO SHARES THAT YOU HAVE EMPHATICALLY DEMANDED BE SPUN OFF IMMEDIATELY. It is a leaden response. Instead of true value-creating alternatives, management is again resorting to financial trickery and gimmicks.

     FOR STARTERS, THE BROOKE GROUP NOMINEES INTEND TO INCREASE THE TOBACCO COMPANY DIVIDEND TO APPROXIMATELY $2.00 PER SHARE. This would be in addition to the 35 cent dividend you would receive on the Nabisco shares spun off to you.

     The Company also announced a share repurchase "objective" of 10 million shares over the next "several years" based on the "achievement of performance targets" and an authorization by the Board to repurchase up to $100 million of common stock in 1996. THIS UNIMPRESSIVE RESPONSE UNDERSCORES THE COMPANY'S CONTINUING INABILITY TO UNDERSTAND THAT STOCKHOLDERS WANT MORE!

     THERE IS NO REASON TO SETTLE FOR TOKENS FROM INCUMBENT MANAGEMENT WHEN A NEW BOARD WILL COMMIT TO VALUE-ENHANCING ACTION AND WILL INJECT RENEWED VITALITY INTO THE TOBACCO COMPANY. For example, the Brooke Group Nominees intend to appoint Ronald Fulford, formerly the executive chairman of Hanson PLC's Imperial Tobacco, to serve as President and Chief Executive Officer of the Company. Mr. Fulford engineered the dramatic turnaround at Britain's second largest tobacco maker: operating profit rose from (pound)127 million in fiscal 1987 to (pound)348 million in fiscal 1995. MR. FULFORD, AN ACCOMPLISHED MANAGER WITH A FLAIR FOR MARKETING, TURNED A SLEEPY CIGARETTE COMPANY INTO AN ADMIRED COMPETITOR.

     You now have a clear choice between the Brooke Group Nominees and the incumbent directors and management. THE BROOKE GROUP NOMINEES HAVE PRESENTED AN INNOVATIVE PROGRAM AND WILL GIVE YOU: AN IMMEDIATE SPINOFF OF NABISCO, A $2.35 PER SHARE DIVIDEND ($2.00 FROM THE TOBACCO COMPANY AND $.35 FROM NABISCO), RON FULFORD REVITALIZING THE TOBACCO BUSINESS AND IMPROVED CORPORATE GOVERNANCE.

     BROOKE GROUP, and entities committed to an immediate spinoff of Nabisco, together own OVER 6.6% of the outstanding Common Stock, while THE INCUMBENT DIRECTORS AND MANAGEMENT OWN LESS THAN 1/2 OF 1%. We have been buying stock because we believe it is undervalued and there is a long-term future for the Company in the tobacco industry. WE ARE COMMITTED TO STOCKHOLDER VALUE, THE INCUMBENT BOARD IS COMMITTED TO BUSINESS AS USUAL, HOPING THE STOCKHOLDERS WILL SELL THEIR STOCK AND LEAVE THE DIRECTORS ALONE. It is time to retire the incumbent directors and give them their pensions.

     ELECT OUR SLATE OF DIRECTORS TO SPIN OFF NABISCO AND GET BACK TO RUNNING THE TOBACCO COMPANY AS A REAL BUSINESS, USING ITS CASH FOR THE BENEFIT OF THE STOCKHOLDERS.

     No matter how many shares you own, your support is important. Do not delay in responding to this call for action. Now is the time to act. SIGN AND MAIL THE ENCLOSED BLUE PROXY CARD TO REPLACE THE UNRESPONSIVE INCUMBENT BOARD.


                                       Very truly yours,


                                       BENNETT S. LEBOW
                                       Chairman of the Board, President
                                        and Chief Executive Officer

P.S. If you have any questions or comments about our solicitation, or if you need a copy of our proxy material, please call Georgeson & Company Inc. at 1-800-SPINOFF. If you are interested in gaining access to information about our solicitation on the World Wide Web, use http://www.brookegroup.com or http://www.georgeson.com.
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CERTAIN ADDITIONAL INFORMATION: Ronald Fulford, who may be deemed a participant in the solicitation by Brooke Group Ltd. of proxies with respect to the Brooke Group nominees set forth in its Proxy Statement currently on file with the Securities and Exchange Commission, purchased 15,000 shares of RJR Nabisco Holdings Corp. common stock (the "Common Stock") on March 1, 1996. Due to a computing error, the monthly compensation and per annum pension benefit payable to Mr. Fulford described in Brooke's Proxy Statement should have read UK(pound)33,417 (or approximately US$51,128) and UK(pound)14,400 (or approximately US$22,032), respectively. Richard J. Lampen, who may be deemed a participant in Brooke Group's solicitation, purchased 2,000 shares of Common Stock on March 19, 1996.
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*  The New York Times (March 18, 1996) and The Wall Street Journal (March 18,
   1996 and March 19, 1996).

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